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               EMPLOYMENT PROTECTION PLAN FOR SALARIED EMPLOYEES

                                      OF

                       ARMSTRONG WORLD INDUSTRIES, INC.

                                 Plan Document

                    (as amended through November 21, 1994)



The Employment Protection Plan for Salaried Employees of Armstrong World Industries (the "Plan") has been authorized by the Board of Directors of Armstrong World Industries, Inc. ("Armstrong") to be effective on and after January 26, 1987. It is recognized that in the present atmosphere of hostile tender offers there is an attendant uncertainty among Employees of the possibility of Change of Control of Armstrong which may result in the departure or distraction of Employees to the detriment of the Company and its shareholders. In order to encourage the attraction of new employees and to reinforce and encourage the continued attention and dedication of all salaried members of the organization, and to protect certain rights and benefits of employment, this Employment Protection Plan is established to provide severance benefits for salaried employees of the Company who are terminated or terminate for good reason as a result of such Change in Control.

1.   DEFINITIONS
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     1.01  A "Change in Control" shall occur if and when (1) any "person"
acquires "beneficial ownership" of 28% or more of the then outstanding "voting stock" of Armstrong and within five years thereafter, "disinterested directors" no longer constitute at least a majority of the entire Armstrong Board of Directors or (2) there shall occur a "business combination" with an "interested shareholder" of Armstrong that has not been approved by a majority of disinterested directors. For the purpose of this subsection, the terms "person," "beneficial ownership," "voting stock," "disinterested director," "business combination," and "interested shareholder" shall have the meaning given to them in Article 7 of Armstrong's Articles of Incorporation as in effect on May 1, 1985.

     1.02 "Company" shall mean Armstrong World Industries, Inc., (Armstrong) and any subsidiary corporation controlled by Armstrong World Industries, Inc. that shall have adopted this Plan with the permission of the Board of Directors of Armstrong World Industries, Inc.

     1.03 "Committee" shall mean the Armstrong Severance Pay Committee where membership shall include at least three employees of the Company who are appointed by the Chairman of the Board of Directors of Armstrong to administer the Plan.

     1.04 "Date of Termination" shall mean the date on which an eligible Employee terminates services pursuant to subsection 2.02 hereof.

     1.05 "Disability" shall mean such incapacity due to physical or mental illness or injury as causes an Employee to be absent from employment duties for 180 consecutive calendar days.

     1.06 "Employee" shall mean an individual who is either a Regular Full-Time Employee or a Regular Part-Time Employee.

     1.07 "Incentive Plan Award" shall mean the greater of the actual incentive payments made to the Employee under any formal incentive compensation plan of the Company during each of the two most recent calendar years preceding the Employee's termination of employment.

     1.08 "Monthly Base Salary" shall mean the Employee's regular monthly compensation, apart from any Incentive Plan Awards or other bonuses.
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     1.09  "Regular Full-Time Employee" shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work the normal number of work hours for the location as determined by the Company.

     1.10 "Regular Part-Time Employee" shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis on a predetermined fixed schedule and is expected to work less than the normal number of work hours for the location as determined by the Company.

     1.11 "Length of Service" shall mean all years of employment as an Employee with Armstrong and/or any controlled subsidiary thereof. An Employee who is a key executive as designated by the Board of Directors, or its delegate, will receive credit for years of service for employment prior to such Employee's Company employment.

2.   PARTICIPATION AND ELIGIBILITY
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     2.01  Participants.  The participants in the Plan are all salaried
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Employees of the Company.

     2.02  Eligibility.  In the event of a Change in Control, any participant
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becomes eligible for benefits hereunder who terminates service within a 24-month period following the Change in Control, unless the termination is:

     (a)  because of the death or Disability of the Employee;

     (b)  by the Company for Cause (as defined in subsection 2.03); or

     (c) by the Employee other than for Good Reason (as defined in subsection 2.04).

     (d) by the Company in connection with the sale or transfer of a plant or unit to a successor, by means of which the Employee continues employment as long as the successor either (1) adopts this Plan, or
          (2) adopts a plan offering benefits of comparable value for the remainder of the 24-month period.

     2.03 Termination for Cause.  Termination of an Employee for Cause shall be
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deemed to have occurred if the Employee is terminated by the Company, pursuant to a written Notice of Termination, for one of the following reasons:

     (a) The deliberate and continued failure by the Employee to devote substantially all the Employee's business time and best efforts to the performance of the Employee's duties after a demand for substantial performance is delivered to the Employee by a supervisor (or, in the case of an Employee who is an officer of the Company, by the Board of Directors) which specifically identifies the manner in which the Employee has not substantially performed such duties; or

     (b) the deliberate engaging by the Employee in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Employee.

For the purposes of this subsection 2.03, no act, or failure to act, on the part of the Employee shall be considered "deliberate" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

     2.04 Termination for Good Reason.  A Good Reason for termination by the
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Employee shall mean the occurrence of any of the following events without the express written consent of the Employee:

     (a) the assignment to the Employee of any duties which constitute a significant reduction in the Employee's responsibilities coupled with any reduction in compensation or any demotion of the Employee by the company from any office or titled managerial position
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          (other than as a director of the Company) held by the Employee prior to a Change in Control, except in connection with the termination of the Employee's employment either by the Company for Cause, or as a result of the Employee's Disability;

     (b) a significant reduction by the Company in the Employee's Monthly Base Salary or total cash compensation opportunity, or a material reduction in the employee's benefits as a whole as in effect immediately prior to the Change in Control;

     (c) the Company's requiring the Employee to be based more than 30 miles from the Employee's principal place of employment on the date of the Change in Control unless the employee is compensated for costs involved in moving to the new location, including a housing cost differential equal to any increased cost of housing based upon a reasonable real estate value analysis, and in a manner comparable to the Company's moving policy in force on the date of the Change in Control.

3.   Benefits.
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     3.01 Amount and Schedule of Benefit Payments.  The Company will provide
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severance pay and benefits, as described in paragraphs (a) through (d) below, to an Employee eligible for benefits under this Plan.

     (a)  Accrued Salary.  Any accrued salary not yet paid to the Employee for
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          services performed prior to the Date of Termination shall be paid not later than 20 calendar days following the Date of Termination;

     (b)  Vacation Pay.  The Employee will be reimbursed at a daily salary rate
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          equal to 3/65 of the greater of the Employee's Monthly Base Salary as of the Date of Termination or the Employee's Monthly Base Salary at the time of the Change in Control for: (1) all vacation days unused during the calendar years prior to the Change in Control and (2) to the extent required either by law or by Company policy, all unused vacation days for the calendar year of the Change in Control (calculated under the assumption that vacation days accrue ratably over the year). Such payments shall be made not later than 20 calendar days following the Date of Termination.

     (c)  Severance Pay.  The Employee shall be paid a severance payment related
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          to the employee's Length of Service and monthly cash compensation
          (Monthly Base Salary plus 1/12 of the Incentive Plan Award) and calculated on a cumulative basis according to the schedule listed below:

          For  0 to  5 years ----- 1 week/year with a minimum of 2 weeks
               6 to 10 years ----- 2 weeks/year
              11 to 15 years ----- 3 weeks/year
              16 to 20 years ----- 4 weeks/year
              21 to 30 years ----- 5 weeks/year
              31 years and up ---- 6 weeks/year with a maximum of 104 weeks

          Such payment shall be made in a lump sum not later than 20 calendar days following the Date of Termination.

     (d)  Insurance Benefits.  The Company shall maintain in full force and
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          effect for the continued benefit of the Employee all life and medical benefit plans and programs to the extent that the Employee participated at the time of termination. Such benefit plans will be continued for a length of time commensurate with the number of weeks of severance pay, provided, however, that there will be a minimum of three months and a maximum of 12 months continuation; and further provided that (1) in the event of the Employee's death or re-employment (meaning full-time re-employment by Regular Full-Time Employees) by another company no further insurance or other benefits shall be provided; and (2) a longer period of benefit
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          continuation shall be provided if specifically set forth in the benefit plan or program. Any Employee obligation of copayment contributions and/or payments as set forth in the plans and programs prior to termination shall continue following the Date of Termination.

     3.02 Maximum Severance Limitation.  Notwithstanding the provisions of
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subsection 3.01, a participant's severance compensation under this Plan, calculated independent of any other payments which otherwise may be deemed compensation, but not included in subsection 3.01, shall be limited to that amount which will not precipitate for such individuals an excise tax under the Internal Revenue Code (Code) in a Change of Control situation. Payments received under the Armstrong Deferred Compensation Plan or as a result of the exercise, exchange or sale of options or stock received under the Long-Term Stock Option Plan for Key Employees or any payments under any other plan not expressly stated under subsection 3.01 shall not be included for calculation purposes under this subsection (irrespective of the fact that such payments may be included under the Code).

4.   AMENDMENT OR TERMINATION
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     4.01 The Board of Directors of Armstrong may terminate or amend this Plan
(1) at any time prior to a Change in Control; or (2) at any time after the conclusion of 24 months following a Change in Control, provided that no subsequent Change in Control has occurred during such 24-month period. Notwithstanding the above, no amendment or termination of the plan may adversely affect the amount, type, or timing of payment of benefits accrued and payable hereunder.

     4.02 On or after the date of any Change in Control, this Plan may not be amended in any substantive respect or terminated until the conclusion of a 24-month period during which no additional Change in Control has occurred.

5.   ADMINISTRATION
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     5.01 Responsibility for administration of the Plan shall be vested in the
Committee, which shall be responsible for any interpretation of the Plan that may be required. The Committee may delegate administrative tasks as necessary to persons who are not Committee members. Controversy concerning application of the excise tax shall be referred to impartial outside expert counsel for an opinion.

     5.02 All expenses of administering the Plan shall be borne by the Company. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

     5.03 The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

6.   SUCCESSORS; BINDING AGREEMENT
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     6.01 In the event of a Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to maintain this Plan, for a minimum period of two years following any such Change in Control (as reference in Section 4 hereof) in the same manner and to the same extent that the Company would be required to maintain it if no such succession had taken place. Failure of the Company to obtain such Plan assumption agreement prior to the effectiveness of any such succession shall be an unauthorized termination of this Plan and shall entitle an eligible Employee to compensation from the Company in the same amount and on the same terms as would have been paid hereunder if the Employee had terminated employment due to Good Reason for Termination after a Change in Control, on the date on which any such succession becomes effective. As used in this Plan, "Company" shall mean the
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company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 6 or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law.

     6.02 All rights of an eligible Employee hereunder shall inure to the benefit of and be enforceable by such Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an eligible Employee should die prior to receiving all amounts of benefits payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

7.   ARBITRATION.  Any dispute or controversy arising under or in connection
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with this Plan shall be settled exclusively by arbitration in Lancaster County,
Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

8.   MISCELLANEOUS
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     8.01 No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or change by an eligible Employee or the beneficiary of such Employee except as may be required by law.

     8.02 Neither the Plan nor any action taken hereunder shall be construed either (1) as giving any Employee any right to be retained in the employ of the Company; or (2) as giving any individual employed by the Company any right to receive severance benefits of a type or in an amount similar to the benefits described in subsection 3.01 above, unless the individual qualifies for benefits under this Plan.

     8.03 Payments of benefits under this Plan shall be made in lieu of payments of any severance benefits of a type similar to the benefits described in subsection 3.01 above that may be offered under any written or unwritten severance pay policy maintained by the Company.

     8.04 This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     8.05 The invalidity or unenforceability of any provisions of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

     8.06 Any notice or other communication provided for in this Plan shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given if mailed by United States registered mail, return receipt requested, postage prepaid addressed in the case of Employee to the Employee's office at the Company with a copy to the Employee's residence and in the case of the Company to its principal executive offices, attention to the Chief Executive Officer.